Exhibit 99.2

Form 51-102F3
Material Change Report

1.                                      Name and Address of Company

Vecima Networks Inc. (“Vecima”)
4210 Commerce Circle
Victoria, British Columbia
V8Z 6N6

2.                                      Date of Material Change

May 2, 2007

3.                                      News Release

A news release was disseminated by Vecima through Canada Newswire on May 2, 2007.

4.                                      Summary of Material Change

Vecima has completed its previously-announced acquisition of all of the outstanding common shares of Spectrum Signal Processing Inc. (“Spectrum”) pursuant to a statutory plan of arrangement (the “Arrangement”).

5.                                      Full Description of Material Change

On May 2, 2007, Vecima completed the acquisition of all of the issued and outstanding common shares of Spectrum pursuant to the Arrangement for the equivalent of $0.8939 per Spectrum share, for a total purchase price of approximately $18.3 million, made up of 820,000 common shares of Vecima and approximately $10.1 million in cash.

Also pursuant to the Arrangement, outstanding options and warrants to purchase Spectrum shares were replaced by financially equivalent options and warrants to purchase a total of 322,621 common shares of Vecima.

Spectrum’s common shares have been de-listed from the Toronto Stock Exchange and the NASDAQ Stock Market, and Vecima will apply for an order of the applicable securities regulatory authorities that Spectrum be deemed to have ceased to be a reporting issuer.  Pursuant to the agreement between Vecima and Spectrum providing for the Arrangement, Vecima has agreed to amalgamate with Spectrum by no later than December 31, 2007.

6.                                      Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.                                      Omitted Information

Not applicable.

8.                                      Executive Officer

The following senior officer may be contacted for further information in connection with this material change:

J. Michael Barry
Chief Financial Officer
Vecima Networks Inc.
4210 Commerce Circle
Victoria, British Columbia
V8Z 6N6
Telephone:  (250) 881-1982
Facsimile:  (250) 881-1974

9.                                      Date of Material Change Report

May 9, 2007.

VECIMA NETWORKS INC.

Per J. Michael Barry, Chief Financial Officer